Filed pursuant to Rule 424(b)(3)

 Registration No. 333-205832

PROSPECTUS SUPPLEMENT NO. 8

(to prospectus dated August 4, 2015)

Aethlon Medical, Inc.

1,699,040 Shares of Common Stock

This prospectus supplement relates to the prospectus dated August 4, 2015 relating to the following common stock that may be sold from time to time by the selling stockholders identified in the prospectus:

•	952,383 shares of common stock; and

•	746,657 shares of common stock underlying common stock purchase warrants at an exercise price of $6.30 per share.

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-205832, originally filed on July 24, 2015, and does not cover securities beyond those covered by the existing Registration Statement.

All of the common stock covered by the prospectus is being sold by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $4,703,939 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus at prevailing prices quoted on the Nasdaq Capital Market or at privately negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 26 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2016. Accordingly, we have attached our Current Report on Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus and the prospectus supplements filed on August 13, 2015, September 28, 2015, October 23, 2015, November 16, 2015, February 4, 2016, February 16, 2016 and March 31, 2016, which are to be delivered with this prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On June 28, 2016, the last reported sale price of our common stock on the Nasdaq Capital Market was $5.60 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 29, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-37487 (Commission File Number)	13-3632859 (IRS Employer Identification Number)

9635 Granite Ridge Drive, Suite 100 San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by us from time to time with the Securities and Exchange Commission contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in such filings, the words "anticipate,” "believe," "estimate," "expect," "future," "intend," "plan" or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, our operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Common Stock Sales Agreement with H.C. Wainwright

On June 28, 2016, Aethlon Medical, Inc. (“we”) entered into a Common Stock Sales Agreement (the “Agreement”) with H.C. Wainwright & Co., LLC (“H.C. Wainwright”) which establishes an at-the-market equity program pursuant to which we may offer and sell shares of our common stock, par value $0.001 per share (“Common Stock”), from time to time as set forth in the Agreement. The Agreement provides for the sale of shares of our Common Stock (“Shares”) having an aggregate offering price of up to $12,500,000.

Subject to the terms and conditions set forth in the Agreement, H.C. Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon our instructions. We have provided H.C. Wainwright with customary indemnification rights, and H.C. Wainwright will be entitled to a commission at a fixed rate equal to three percent (3.0%) of the gross proceeds per Share sold. In addition, we have agreed to pay certain expenses incurred by H.C. Wainwright in connection with the Agreement, including up to $50,000 of the fees and disbursements of their counsel. The Agreement will terminate upon the sale of all of the Shares under the Agreement unless terminated earlier by either party as permitted under the Agreement.

Sales of the Shares, if any, under the Agreement shall be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made by means of ordinary brokers’ transactions, including on the Nasdaq Capital Market, at market prices or as otherwise agreed with H.C. Wainwright. We have no obligation to sell any of the Shares, and, at any time, we may suspend offers under the Agreement or terminate the Agreement.

This report incorporates the Agreement by reference into the shelf registration statement on Form S-3 (File No. 333-211151) that we filed with the Securities and Exchange Commission on May 5, 2016, in the form in which it became effective on May 12, 2016 (the “Registration Statement”). This report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The opinion of our counsel regarding the validity of the Shares that will be issued pursuant to the Agreement is filed herewith as Exhibit 5.1. This opinion is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

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Amendment of November 2014 Investment Documents

On June 27, 2016, we and certain investors (the “Investors”) entered into Amendments (the “Amendments”) to certain Convertible Promissory Notes in the original principal amount of $527,780 (the “Notes”) and Class A Common Stock Purchase Warrants to purchase an aggregate of 47,125 shares of Common Stock (the “Existing Warrants”) issued and sold by us to the Investors under a Subscription Agreement dated November 6, 2014. Each Amendment provides that the Maturity Date (as defined in the Notes) is extended from June 1, 2016 to July 1, 2017 and that the Conversion Price (as defined in the Notes) is reduced from $5.60 per share of Common Stock to $5.00 per share of Common Stock. In addition, we reduced the Purchase Price (as defined in the Existing Warrants) from $8.40 per share to $5.00 per share. In connection with these modifications, each of the Investors signed a Consent and Waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a Securities Purchase Agreement dated June 23, 2015, to which we, the Investors and certain other investors are parties, in order to facilitate the at-the-market equity program described above in this report.

The Amendments also increase the principal amount of the Notes to $692,811.23 (in the aggregate) to (i) include accrued and unpaid interest through June 15, 2016, and (ii) increase the principal amount by $80,000 (in the aggregate) as an extension fee for the extended maturity date of the Notes set forth above. With respect to each Note, we entered into an Allonge to Convertible Promissory Note (each, an “Allonge”) reflecting the changes in the principal amount, Maturity Date and Conversion Price of the Note.

We also issued to the Investors new warrants (the “New Warrants”) to purchase an aggregate of 30,000 shares of Common Stock with a Purchase Price (as defined in the New Warrants) of $5.00 per share of Common Stock. We issued the New Warrants in substantially the same form as the Existing Warrants, and the New Warrants will expire on November 6, 2019, the same date on which the Existing Warrants will expire.

The foregoing description of the Amendments, the Consents and Waivers, the Allonges, and the New Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Amendment attached hereto as Exhibit 4.1, the form of Consent and Waiver attached hereto as Exhibit 10.2, the form of Allonge to Convertible Promissory Note attached hereto as Exhibit 4.2, and the form of Class A Common Stock Purchase Warrant attached hereto as Exhibit 4.3, all of which are incorporated herein by reference.

Amendment of December 2014 Warrants

On June 27, 2016, we and certain investors (the “Unit Investors”) entered into Consent and Waiver and Amendment agreements (the “CWAs”), relating to an aggregate of 264,000 Warrants to Purchase Common Stock (the “Unit Warrants”) we had issued to the Unit Investors on December 2, 2014 pursuant to a Securities Purchase Agreement dated November 26, 2014 (the “2014 SPA”). In the CWAs, each of the Unit Investors provided its consent under certain restrictive provisions, and waived certain rights, including a right to participate in certain offerings made by us, under the 2014 SPA in order to facilitate the at-the-market equity program described above in this report. Pursuant to the CWAs, we reduced the Exercise Price (as defined in the Unit Warrants) from $15.00 per share of Common Stock to $5.00 per share of Common Stock. At any time that the shares of Common Stock underlying the Unit Warrants are covered by an effective registration statement that permits the public resale of the shares, if the Unit Investors exercise the Unit Warrants, they must do so in a cash exercise, which could yield up to $1,320,000 in proceeds to us.

The foregoing description of the CWAs does not purport to be complete and is qualified in its entirety by reference to the form of Consent and Waiver and Amendment attached hereto as Exhibit 4.4, which is incorporated herein by reference.

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ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The New Warrants were issued in a private placement transaction, exempt from registration, under Section 4(a)(2) of the Securities Act of 1933, as amended.

ITEM 8.01	OTHER EVENTS.

On June 27, 2016, we issued a press release announcing that, as of that date, we had been added to the Russell Microcap® Index.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

EXHIBIT NO.	DESCRIPTION

4.1	Form of Amendment to Notes and Warrants dated June 27, 2016
4.2	Form of Allonge to Convertible Promissory Note dated June 27, 2016
4.3	Form of Class A Common Stock Purchase Warrant issued June 27, 2016
4.4	Form of Consent and Waiver and Amendment dated June 27, 2016
5.1	Opinion of Raines Feldman LLP
10.1	Common Stock Sales Agreement, dated June 28, 2016, between Aethlon Medical, Inc. and H.C. Wainwright & Co., LLC
10.2	Form of Consent and Waiver dated June 27, 2016
99.1	Press Release entitled “Aethlon Medical Joins Russell Microcap® Index”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Dated: June 28, 2016	Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Form of Amendment to Notes and Warrants dated June 27, 2016
4.2	Form of Allonge to Convertible Promissory Note dated June 27, 2016
4.3	Form of Class A Common Stock Purchase Warrant issued June 27, 2016
4.4	Form of Consent and Waiver and Amendment dated June 27, 2016
5.1	Opinion of Raines Feldman LLP
10.1	Common Stock Sales Agreement, dated June 28, 2016, between Aethlon Medical, Inc. and H.C. Wainwright & Co., LLC
10.2	Form of Consent and Waiver dated June 27, 2016
99.1	Press Release entitled “Aethlon Medical Joins Russell Microcap® Index”

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Exhibit 4.1

AMENDMENT

This Amendment (“Amendment”) is entered into as of June ___, 2016, by and between Aethlon, Inc., a Nevada corporation (the “Company”), and the undersigned Subscriber (the “Subscriber”), which is one of the investors listed on the Schedule of Subscribers (“Schedule of Subscribers”) attached to that certain Subscription Agreement between the Company and the investors listed on the Schedule of Subscribers (the “Subscribers”) dated November 6, 2014, as amended (the “SA”; all capitalized terms used and not defined herein are used as defined in the Notes, as amended (as defined in the SA)) with reference to the following facts:

A. The Maturity Date of the Notes was June 1, 2016, and the Company desires to have the Maturity Date extended to July 1, 2017.

B. In consideration thereof, the Subscribers have requested various revisions to the Notes and the Warrants (for purposes of clarification, the defined term “Warrant” refers to the Warrants issued in November 2014) as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Amendment will become effective upon execution and delivery of this Amendment and a substantially identical Amendment (other than the identity of the Subscriber and Principal Amount of the Notes) of the other Subscriber, and the Company and the Subscriber hereby agree as follows:

1. Amendment to the Note and Warrant.

a. The Principal Amount of the Note is hereby increased to $_____________ in the aggregate to include all accrued and unpaid interest thereon through June 15, 2016 and the Extension Fee as defined below. The increase in the principal amount is memorialized in an allonge to each Note, the form of which is attached hereto as Exhibit A.

b. Maturity Date as set forth in the preamble of the Note shall be defined as “July 1, 2017”.

c. The Conversion Price in paragraph 2.1(b) of the Note shall be amended to state “$5.00, subject to adjustment as described herein”.

d. The Purchase Price in paragraph 2.1(b) of the Warrant shall be amended to state “$5.00, subject to adjustment as described herein”.

2. Extension Fee and Warrants. In consideration of the extension of the Maturity Date set forth in paragraph 1.b. above, the Company shall pay the Subscriber a fee of Eighty Thousand Dollars ($80,000.00) (the “Extension Fee”), which shall be added to the principal amounts as set forth in paragraph 1.a. above, $___________ of which shall be payable to __________________ and $___________ of which shall be payable to __________________. The Company shall also issue, contemporaneously with the full execution and delivery of this Amendment, warrants to purchase 30,000 shares of its common stock at an exercise price of $5.00 per share and terms otherwise identical to the Warrants as follows: _______ warrants to __________________ and _______ warrants to __________________.

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3. Acknowledgments. The Company hereby confirms and agrees that except with respect to the amendments set forth in paragraphs 1 above, the Note and Warrant remain in full force and effect as originally written.

4. Effectiveness of Amendment. This Amendment shall only be effective upon the execution and delivery of this Amendment and the execution and delivery of substantially identical Amendments by the other Subscriber. For purposes of determining the holding period under Rule 144 as promulgated under the Securities Act of 1933 with regard to the Note, the Warrant and any shares of Company common stock to be issued upon conversion of the Note or exercise of the Warrant, the parties acknowledge and agree that the Subscriber shall be deemed to have held the Note and Warrant from the date of initial issuance notwithstanding the existence of this Amendment and the Consent and Waiver dated as of the date hereof.

5. Disclosure. On or before 8:30 a.m., New York City time, on June __, 2016, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Amendment and the other substantially identical Amendments signed by other Subscribers in the form required by the 1934 Act and attaching the form of waiver as an exhibit to such filing ((including all attachments), the "8-K Filing"). From and after the issuance of the 8-K Filing, the Subscriber shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents that is not disclosed in the 8-K Filing. In addition, effective upon the issuance of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Subscriber or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide any Subscriber with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Subscriber. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to any Subscriber without such Subscriber’s consent, the Company hereby covenants and agrees that such Subscriber shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Subscriber will rely on the foregoing representations in effecting transactions in securities of the Company.

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6. Independent Nature of Subscriber Obligations and Rights. The obligations of the Subscriber under this Amendment are several and not joint with the obligations of any other Subscriber, and the Subscriber shall not be responsible in any way for the performance of the obligations of any other Subscriber under any other Amendment. Nothing contained herein or in any other Amendment, and no action taken by the Subscriber pursuant hereto, shall be deemed to constitute the Subscriber and other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any other Amendment and the Company acknowledges that the Subscribers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any other Amendment. The Company and the Subscriber confirm that the Subscriber has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Subscriber shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or, any other Amendment, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose.

7. No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8. Amendments. No provision of this Amendment may be amended other than by an instrument in writing signed by the Company and the Required Subscribers.

9. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

10. Notice. Whenever notice is required to be given under this Amendment, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the SA.

11. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

12. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective meaning set forth in the Note.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each undersigned and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

AETHLON MEDICAL, INC.

By:
Name:
Title:

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IN WITNESS WHEREOF, each undersigned and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

SUBSCRIBER:

[SUBSCRIBER]

By:
Name:
Title:

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Exhibit 4.2

ALLONGE TO CONVERTIBLE PROMISSORY NOTE

Allonge to that certain Convertible Promissory Note attached hereto as Exhibit 1 and made a part hereof in the original principal amount of $_____________ dated November 6, 2014 (“Note”), from Aethlon Medical, Inc., as Borrower, to the order of _____________, as Lender ("Allonge").

Borrower and Lender agree that the Convertible Promissory Note shall be revised as follows:

1. The term “Principal Amount” set forth in the preamble to the Note is amended to read _______________________ Dollars ($______________). With respect to the original principal amount of the Note of $_____________, the date of issuance is deemed to be November 6, 2014; with respect to the principal amount of the Note of $____________, which is attributable to accrued and unpaid interest thereon on the original principal amount of the Note, the date of issuance is deemed to be the date of accrual of such interest; and with respect to the principal amount of the Note of $_____________, which was deemed due and owing as of the date of this Allonge, the date of issuance is deemed to be the date of this Allonge.

2. The term “Maturity Date” as set forth in the preamble to the Note is amended to read July 1, 2017.

3. The term “Conversion Price” as set forth in paragraph 2.1(b) of the Note is amended to read $5.00, subject to amendment as described in the Note.

This Allonge is intended to be attached to and made a permanent part of the Note.

Dated this ____ day of June, 2016.

BORROWER:	LENDER:

Aethlon Medical, Inc.

By: James B. Frakes Name: James B. Frakes Title: Chief Financial Officer	By: _______________________________ Name: Title:

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EXHIBIT 1

Promissory Note

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Exhibit 4.3

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Right to Purchase _________ shares of Common Stock of Aethlon Medical, Inc. (subject to adjustment as provided herein)

CLASS A COMMON STOCK PURCHASE WARRANT

No. ___________________	Issue Date: June [*], 2016

AETHLON MEDICAL, INC., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received, ________________________, _____________________________________________, or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date until 5:00 p.m., E.S.T on November 6, 2019 (the “Expiration Date”), up to _________ fully paid and non-assessable shares of Common Stock at a per share purchase price of $5.00. The aforedescribed purchase price per share, as adjusted from time to time as herein provided, is referred to herein as the “Purchase Price.” The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein. The Company may reduce the Purchase Price for some or all of the Warrants, temporarily or permanently, provided such reduction is made as to all outstanding Warrants for all Holders of such Warrants. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated as of November 6, 2014, entered into by the Company, the Holder and the other signatories thereto.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall mean Aethlon Medical, Inc., a Nevada corporation, and any corporation which shall succeed or assume the obligations of Aethlon Medical, Inc. hereunder.

(b) The term “Common Stock” includes (i) the Company's Common Stock, $0.001 par value per share, as authorized on the date of the Subscription Agreement, and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

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(c) The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

(d) The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of this Warrant.

1. Exercise of Warrant.

1.1. Number of Shares Issuable upon Exercise. From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of Section 1.2 or upon exercise of this Warrant in part in accordance with Section 1.3, shares of Common Stock of the Company, subject to adjustment pursuant to Section 4 below.

1.2. Full Exercise. This Warrant may be exercised in full by the Holder hereof by delivery to the Company of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and delivery within two days thereafter of payment, in cash, by wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price then in effect. The original Warrant is not required to be surrendered to the Company until it has been fully exercised.

1.3. Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by delivery of a Subscription Form in the manner and at the place provided in Section 1.2, except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect. On any such partial exercise, provided the Holder has surrendered the original Warrant, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised.

1.4. Fair Market Value. For purposes of this Warrant, the Fair Market Value of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

(a) If the Company's Common Stock is traded on an exchange or is quoted on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the American Stock Exchange, LLC, then the average of the closing sale prices of the Common Stock for the five (5) Trading Days immediately prior to (but not including) the Determination Date;

(b) If the Company's Common Stock is not traded on an exchange or on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT, but is traded on the OTC Bulletin Board or in the over-the-counter market or Pink Sheets, then the average of the closing bid and ask prices reported for the five (5) Trading Days immediately prior to (but not including) the Determination Date;

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(c) Except as provided in clause (d) below and Section 3.1, if the Company's Common Stock is not publicly traded, then as the Holder and the Company agree, or in the absence of such an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided; or

(d) If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all of the Warrants are outstanding at the Determination Date.

1.5. Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.6. Delivery of Stock Certificates, etc. on Exercise. The Company agrees that, provided the purchase price listed in the Subscription Form is received as specified in Section 2, the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which delivery of a Subscription Form shall have occurred and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter (“Warrant Share Delivery Date”), the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise. The Company understands that a delay in the delivery of the Warrant Shares after the Warrant Share Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Warrant Shares upon exercise of this Warrant the proportionate amount of $100 per business day after the Warrant Share Delivery Date for each $10,000 of Purchase Price of Warrant Shares for which this Warrant is exercised which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Warrant Shares by the Warrant Share Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

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1.7. Buy-In. In addition to any other rights available to the Holder, if the Company fails to deliver to a Holder the Warrant Shares by the Warrant Shares Delivery Date as required pursuant to this Warrant, and if after the Warrant Shares Delivery Date the Holder or a broker on the Holder’s behalf, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Holder of the Warrant Shares which the Holder was entitled to receive from the Company (a "Buy-In"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate Purchase Price of the Warrant Shares required to have been delivered to the Holder together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of Purchase Price of Warrant Shares to have been received upon exercise of this Warrant, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice and evidence reasonably acceptable to the Company indicating the amounts payable to the Holder in respect of the Buy-In.

2. Cashless Exercise.

(a) Payment upon exercise may be made at the option of the Holder either in (i) cash, by wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Purchase Price, (ii) by delivery of Common Stock issuable upon exercise of the Warrants in accordance with Section (b) below or (iii) by a combination of any of the foregoing methods, for the number of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the holder per the terms of this Warrant) and the holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein. Notwithstanding the immediately preceding sentence, payment upon exercise may be made in the manner described in Section 2(b) below, only with respect to Warrant Shares not included for unrestricted public resale in an effective registration statement on the date notice of exercise is given by the Holder.

(b) If the Fair Market Value of one share of Common Stock is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by delivery of a properly endorsed Subscription Form delivered to the Company by any means described in Section 13, in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

X=Y (A-B)

A

Where X=	the number of shares of Common Stock to be issued to the Holder
Y=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)
A=	Fair Market Value
B=	Purchase Price (as adjusted to the date of such calculation)

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For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction in the manner described above shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

3. Adjustment for Reorganization, Consolidation, Merger, etc.

3.1. Fundamental Transaction.  If, at any time while this Warrant is outstanding, (A) the Company  effects any merger or  consolidation  of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental  Transaction"), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in (1) a transaction where the consideration paid to the holders of the Common Stock consists solely of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1934 Act, or (3) a transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, cash equal to the Black-Scholes Value.  For purposes of any such exercise, the determination of the Purchase Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Purchase Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder's right to exercise such warrant into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3.1 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. “Black-Scholes Value” shall be determined in accordance with the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of such request and (iii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

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3.2. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.

4. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

5. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrants or the Purchase Price, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent of the Company (appointed pursuant to Section 10 hereof). Holder will be entitled to the benefit of the adjustment regardless of the giving of such notice. The timely giving of such notice to Holder is a material obligation of the Company.

6. Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. This Warrant entitles the Holder hereof, upon written request, to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company's Common Stock.

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7. Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a "Transferor"). On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form") and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

8. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, twice only, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. Maximum Exercise. The Holder shall not be entitled to exercise this Warrant on an exercise date in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days prior notice from the Holder to the Company to increase such percentage to up to 9.99%, but not in excess of 9.99%. The Holder may decide whether to convert a Convertible Note or exercise this Warrant to achieve an actual 4.99% or up to 9.99% ownership position as described above, but not in excess of 9.99%.

10. Warrant Agent. The Company may, by written notice to the Holder of the Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

11. Transfer on the Company's Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

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12. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: if to the Company, to: Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123, Attn: James A. Joyce, CEO, facsimile: (858) 272-2738, with a copy by telecopier only to: Raines Feldman LLP, 9720 Wilshire Boulevard, 5th Floor, Beverly Hills, CA 90212, Attn: Jennifer A. Post, Esq., facsimile: (310) 499-5922, and (ii) if to the Holder, to the address and facsimile number listed on the first paragraph of this Warrant, with a copy by fax only to: Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697-3575.

13. Law Governing This Warrant. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

AETHLON MEDICAL, INC.

By:	/s/ James B. Frakes
Name:	James B. Frakes
Title:	Chief Financial Officer

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Exhibit A

FORM OF SUBSCRIPTION

(to be signed only on exercise of Warrant)

TO: AETHLON MEDICAL, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

___	________ shares of the Common Stock covered by such Warrant; or

___	the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2 of the Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of (check applicable box or boxes):

___	$__________ in lawful money of the United States; and/or

___	the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or

___	the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2 of the Warrant, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2.

After application of the cashless exercise feature as described above, _____________ shares of Common Stock are required to be delivered pursuant to the instructions below.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to __________________________________________ whose address is

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an exemption from registration under the Securities Act.

Dated:___________________
(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

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Exhibit B

FORM OF TRANSFEROR ENDORSEMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Transferees" the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of AETHLON MEDICAL, INC. to which the within Warrant relates specified under the headings "Percentage Transferred" and "Number Transferred," respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of AETHLON MEDICAL, INC. with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated: __________________, _______
(Signature must conform to name of holder as specified on the face of the warrant)

Signed in the presence of:

(Name)
(address)

ACCEPTED AND AGREED
[TRANSFEREE]
(address)

(Name)

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Exhibit 4.4

CONSENT AND WAIVER AND AMENDMENT

This CONSENT AND WAIVER AND AMENDMENT is entered into as of June __, 2016, by and between Aethlon Medical, Inc., a Nevada corporation (the “Company”) and the undersigned investor (the “Investor”), which is one of several investors set forth on the signature pages affixed to that certain Securities Purchase Agreement between the Company and the Investors, dated November 26, 2014, as amended (the “SPA”; all capitalized terms used and not defined herein are used as defined in the SPA).

RECITALS:

WHEREAS, the Company and the Investors entered into the SPA whereby the Company issued and sold to the Investors (i) shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase shares of Common Stock (the “Warrants”);

WHEREAS, the Company desires to enter into an “at the market” Common Stock Sales Agreement (the “ATM Agreement”) with H.C. Wainwright & Co. LLC and its affiliates pursuant to which the Company may issue and sell shares of its Common Stock (the “ATM Shares”);

WHEREAS, the Company is requesting the waiver of the participation rights of the Investors set forth under Section 7.14(a) and Section 7.14(b) of the SPA, which provides each Investor with a right of participation in a Subsequent Placement, which, as defined, would include the ATM Agreement and the transactions contemplated thereby (the “Participation Rights”);

WHEREAS, in addition, the Company is requesting consent to enter into the ATM Agreement under Section 7.9(b) of the SPA, which provides for restrictions on various capital raising programs which the Company may enter into which could include the ATM Agreement and the transactions contemplated thereby (the “Transaction Restrictions”);

WHEREAS, the Company and each of Alpha Capital Anstalt (“Alpha”) and Osher Capital Partners LLC (“Osher”) entered into that certain Subscription Agreement dated November 6, 2014, as amended (the “Subscription Agreement”) pursuant to which the Company issued to Alpha and Osher the Notes and the Warrants (each as defined in the Subscription Agreement);

WHEREAS, the Company and each of Alpha and Osher desires to enter into an Amendment dated on or about the date hereof in the form attached hereto as Exhibit A (the “Amendment”);

WHEREAS, as set forth in the Amendment, the Notes and Warrants will be amended to modify the Conversion Price of the Notes and the Purchase Price of the Warrants held by Alpha and by Osher, and the Company will issue new warrants (the “New Warrants”) to purchase Common Stock to Alpha and Osher, as further described in the Amendment;

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WHEREAS, the Company is requesting the waiver of the Participation Rights described above of the Investor with respect to both the ATM Agreement and the Amendment; and

WHEREAS, the undersigned desires to grant the consents and provide the waivers on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Investor and the Company hereby agree as follows:

1.	Waiver of Right of Participation. The undersigned, does hereby waive under Section 9.6 of the SPA, (the “Waiver”) the Participation Right of the Investor under Section 7.14 of the SPA (including Sections 7.14(a) and (b) thereunder) with respect to (i) any and all sales of ATM Shares under the ATM Agreement and (ii) the transactions contemplated by the Amendment. This Waiver is an irrevocable continuing Wavier with respect to the issuance and sale of the ATM Shares, at any time and from time to time, for so long as the ATM Agreement shall be in effect, including any extensions, modifications, or renewals thereof. This Waiver is an irrevocable continuing Wavier with respect to the transactions contemplated by the Amendment. The undersigned further agrees that no further waiver(s) will be required upon the issuance of the Common Stock in connection with the conversion of the Notes, or the exercise of the Warrants or the New Warrants, all after giving effect to the Amendment.

2.	Consent to ATM Agreement under Section 7.9(b). The undersigned does hereby grant consent (the “Consent”) under Section 7.9(b) of the SPA to the Company to enter into the ATM Agreement and perform its obligations thereunder. This Consent is an irrevocable continuing consent with respect to the issuance and sale of the ATM Shares at any time or from time to time for so long as the ATM Agreement shall be in effect, including any extensions or renewals thereto, but not any other amendments or modifications thereto.

3.	Amendment to the Warrants. The term “Exercise Price” as defined Paragraph 1(b) of the Warrants is hereby amended to state “$5.00, subject to adjustment as provided herein”. For purposes of clarity, the Exercise Price in the immediately preceding sentence was determined after giving effect to the 1:50 reverse stock split that occurred on or around April 14, 2015. The parties acknowledge and agree that the holding period for Rule 144 purposes for the Warrants commenced on the date of original issuance thereof notwithstanding the amendment to the Exercise Price contemplated hereby.

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4.	No other Modification, Waiver or Consent. Except as expressly set forth herein, this Consent and Waiver shall not be deemed to create any other waiver, consent, modification or amendment to the SPA or any other Transaction Documents contemplated thereby, and the SPA and such other Transaction Documents remain in full force and effect as originally written, and previously amended, if amended at all.

5.	Effectiveness of Consent and Waiver. This Consent and Waiver shall only be effective upon the execution and delivery of this Consent and Waiver and the execution and delivery of substantially identical waivers by the Required Investors.

6.	Disclosure. On or before 8:30 a.m., New York City time, on June __, 2016, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Amendment and the other substantially identical Amendments signed by other Investors in the form required by the 1934 Act and attaching the form of waiver as an exhibit to such filing ((including all attachments), the "8-K Filing"). From and after the issuance of the 8-K Filing, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents that is not disclosed in the 8-K Filing. In addition, effective upon the issuance of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Investor or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide any Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Investor. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to any Investor without such Investor’s consent, the Company hereby covenants and agrees that such Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

7.	Independent Nature of Investor Obligations and Rights. The obligations of the Investor under this Consent and Waiver are several and not joint with the obligations of any other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any other Investor under any other Consent and Waiver. Nothing contained herein or in any other Consent and Waiver, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Consent and Waiver or any other Consent and Waiver and the Company acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Consent and Waiver or any other Consent and Waiver. The Company and the Investor each confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Consent and Waiver or, any other Consent and Waiver, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

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8.	No Third Party Beneficiaries. This Consent and Waiver is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.	Amendments. No provision of this Consent and Waiver may be amended other than by an instrument in writing signed by the Company and the Required Investors.

10.	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Consent and Waiver and the consummation of the transactions contemplated hereby.

11.	Notice. Whenever notice is required to be given under this Consent and Waiver, unless otherwise provided herein, such notice shall be given in accordance with Section 9.4 of the SPA.

12.	Successors and Assigns. This Waiver shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

REMAINDER OF PAGE INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the undersigned has caused this Consent and Waiver and Amendment to be executed as of the date first above written.

____________________________

By: ___________________________

Name:

Title:

AGREED AND ACCEPTED:

AETHLON MEDICAL, INC.

By:   James B. Frakes

Name: James B. Frakes

Title: Chief Financial Officer

Attachment: Exhibit A (Form of Amendment)

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Exhibit A

Amendment

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EXHIBIT 5.1

June 28, 2016

Aethlon Medical, Inc.

9635 Granite Ridge Drive, Suite 100

San Diego, California 92123

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-211151) (as amended or supplemented, the “Registration Statement”) filed on, May 5, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Aethlon Medical, Inc., a Nevada corporation (the “Company”), of up to $12,500,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 12, 2016. Reference is made to our opinion letter dated May 5, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated June 28, 2016 and filed on or about June 28, 2016 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $12,500,000 aggregate offering amount of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, a Common Stock Sales Agreement between the Company and H.C. Wainwright & Co. LLC, as Agent (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon originals or copies certified to our satisfaction of the Registration Statement, the Prospectus Supplement, the Sales Agreement, the Articles of Incorporation, as amended, of the Company, the Bylaws, as amended, of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinions expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We have also assumed that, at the time of issuance and sale of Shares under the Sales Agreement, a sufficient number of shares of Common Stock shall be authorized and available for issuance and that the consideration for the issuance and sale of the Shares shall be in an amount that is not less than the par value of the Common Stock and not less than any minimum share price specified by the Company.

For purposes of the opinions set forth below, we refer to the following as “Approval and Issuance”: (a) the approval by the Company’s board of directors which shall not be revoked as of the date of such issuance (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid therefor in accordance with the Approval.

The opinion set forth below is limited to the Nevada Revised Statutes (excluding any matters of municipal law or the laws of any local agencies within Nevada). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to the Shares, or to the sale or issuance thereof, or as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Approval and Issuance, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Raines Feldman, LLP

Exhibit 10.1

EXECUTION COPY

AETHLON MEDICAL, INC.

$12,500,000

COMMON STOCK

SALES AGREEMENT

June 28, 2016

H.C. Wainwright & Co. LLC

430 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Aethlon Medical, Inc. (the “Company”), confirms its agreement (this “Agreement”) with H.C. Wainwright & Co. LLC (“HCW”), as follows:

1.   Issuance and Sale of Placement Shares. Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through HCW shares (the “Placement Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”); provided however, that in no event shall the Company issue or sell through HCW such number of Placement Shares that (a) exceeds the number of shares or dollar amount of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, (b) exceeds the number of shares or dollar amount registered on the Prospectus Supplement (as defined below), or (c) would cause the Company to exceed the share amount limitations set forth in General Instruction I.B.6 of Form S-3 (the lesser of (a), (b) or (c) the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the aggregate number of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that HCW shall have no obligation in connection with such compliance. The issuance and sale of Placement Shares through HCW will be effected pursuant to the Registration Statement, although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue any Placement Shares.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder, also as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form S-3 (File No. 333-211151), including a base prospectus (the “Base Prospectus”), relating to certain securities, including the Placement Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, also as amended (the “Exchange Act”). The Company has prepared a prospectus supplement (or may prepare one or more prospectus supplements or amendments thereto) to the Base Prospectus included as part of such registration statement specifically relating to the Placement Shares (the “Prospectus Supplement”). The Company will furnish to HCW, for use by HCW, copies of the Base Prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Placement Shares. Except where the context otherwise requires, such registration statement, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The Base Prospectus, including all documents incorporated or deemed incorporated therein by reference to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such Base Prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include any documents deemed incorporated by reference therein (pursuant to the Securities Act or the Exchange Act) (the “Incorporated Documents”), and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission incorporated by reference therein.

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For purposes of this Agreement, all references to the Registration Statement, to the Prospectus, to any Incorporated Documents, or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”).

2.   Placements. Each time that the Company wishes to issue and sell Placement Shares hereunder (each, a “Placement”), it will notify HCW by email notice from a person identified on Schedule 2 (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Placement Shares to be sold, which shall at a minimum include the number of Placement Shares to be issued and sold, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one Trading Day (as defined in Section 3) and any minimum price below which Placement Shares may not be sold, a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from HCW set forth on Schedule 2. Schedule 2 may be amended from time to time in writing but only upon the mutual confirmation of such amendment by HCW and the Company. The receipt of each Placement Notice shall promptly be acknowledged by HCW by providing email notice to the Company to a person designated on Schedule 2. The Placement Notice shall be effective upon receipt by HCW unless and until (i) in accordance with the notice requirements set forth in Section 4, HCW declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold thereunder, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters which supersedes an earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 11. The amount of any commission to be paid by the Company to HCW in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3 and shall be set forth in the Placement Notice. It is expressly acknowledged and agreed that neither the Company nor HCW will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to HCW and HCW does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of Sections 2 or 3 of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

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3.   Sale of Placement Shares by HCW.

(a) Subject to the terms and conditions herein set forth, upon the Company’s delivery of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, HCW, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of NASDAQ Capital Market (“Exchange”) to sell such Placement Shares in accordance with the terms of such Placement Notice. HCW will provide written confirmation to the Company (including by email correspondence to each of the individuals of the Company set forth on Schedule 2) no later than the opening of the Trading Day immediately following the Trading Day during which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to HCW pursuant to Section 2 with respect to such sales and the Net Proceeds (as defined below) payable to the Company. HCW may sell Placement Shares only in accordance with a method permitted by law and in a manner deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made on the Exchange, on any other existing trading market for the Common Stock or to or through a market maker. If expressly authorized by the Company in a Placement Notice, HCW may also sell Placement Shares in negotiated transactions. Notwithstanding the provisions of Section 6(jj), HCW shall not purchase Placement Shares for its own account as principal unless expressly authorized to do so by the Company in a Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that HCW will be successful in selling Placement Shares, and (ii) HCW will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by HCW to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which the Company’s Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.

(b) Limitations on Offering Size. Under no circumstances shall the Company request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate number of Placement Shares sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of Placement Shares under this Agreement, the Maximum Amount, and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to HCW in writing. Under no circumstances shall the Company request the offer or sale of any Placement Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the officers of the Company identified on Schedule 2 and notified to HCW in writing. Further, under no circumstances shall the Company request the sale of Placement Shares pursuant to this Agreement in an aggregate offering amount that would exceed the Maximum Amount.

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4.   Suspension of Sales.

(a) The Company or HCW may, with respect to a particular Placement, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend the offer and sale of any Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto and in accordance with the notice delivery requirements of this Section 4. While a suspension is in effect, any obligation under Sections 7(l), 7(m), and 7(n) with respect to the delivery of certificates, opinions, or comfort letters to HCW shall be deemed waived.

(b) Notwithstanding any other provision of this Agreement, during any period in which the Company is in possession of material non-public information, the Company and HCW agree that (i) no sale of Placement Shares will take place, (ii) the Company shall not request the sale of any Placement Shares, and (iii) HCW shall not be obligated to sell or offer to sell any Placement Shares.

5.   Settlement.

(a)  Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date” and the first such settlement date, the “First Delivery Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by HCW at which such Placement Shares were sold, after deduction for (i) HCW’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to HCW hereunder pursuant to Section 7(g) (Expenses) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales, in each case consistent with the disclosure of such amounts in the Placement Notice.

(b)  Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting HCW’s or its designee’s account (provided HCW shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System (“DWAC”) or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, HCW will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver duly authorized Placement Shares on a Settlement Date through no fault of HCW, in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) hereto, it will (i) hold HCW harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to HCW (without duplication) any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

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6.   Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, HCW that, as of the effective date of the Registration Statement, each Representation Date (as defined in Section 7(m)), each date on which a Placement Notice is given, and any date on which Placement Shares are sold hereunder:

(a)  Compliance with Registration Requirements. The Registration Statement has been declared effective by the Commission under the Securities Act. The Company has complied with all requests of the Commission for additional or supplemental information related to the Registration Statement or the Prospectus. No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, threatened by the Commission.

(b)  No Misstatement or Omission. The Prospectus when filed complied and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act. Each of the Registration Statement, any Rule 462(b) Registration Statement, the Prospectus and any post-effective amendments or supplements thereto, at the time it became effective or its date, as applicable, and as of each of the Settlement Dates, if any, complied in all material respects with the Securities Act and did not and, as of each Settlement Date, if any, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The Prospectus, as amended or supplemented, as of its date, and as of each of the Settlement Dates, if any, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences do not apply to statements in or omissions from the Registration Statement, any Rule 462(b) Registration Statement, or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to HCW furnished to the Company in writing by HCW expressly for use therein. Except as set forth on Schedule 4, there are no contracts or other documents required to be described in the Prospectus or to be filed as exhibits to the Registration Statement which have not been described or filed as required.

(c)  Distribution of Offering Material By the Company. The Company has not distributed and will not distribute, prior to the completion of HCW’s distribution of the Placement Shares, any offering material in connection with the offering and sale of the Placement Shares other than the Prospectus or the Registration Statement.

(d)  The Sales Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification and contribution hereunder may be limited by applicable law and public policy considerations and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

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(e) S-3 Eligibility. (i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company met the then applicable requirements for use of Form S-3 under the Securities Act, including compliance with General Instruction I.B.6 of Form S-3. As of the close of trading on the Exchange on the Trading Day immediately prior to the date of this Agreement, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Rule 144 of the Securities Act, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company)  (the “Non-Affiliate Shares”), was approximately $38,099,583.48 (calculated by multiplying (x) the price at which the common equity of the Company was last sold on the Exchange on the Trading Day immediately prior to the date of this Agreement times (y) the number of Non-Affiliate Shares). The Company is not a shell company (as defined in Rule 405) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.

(f) Authorization of the Placement Shares. The Placement Shares, when issued and delivered, will be duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

(g)  No Applicable Registration or Other Similar Rights. Except as otherwise disclosed in the Prospectus, there are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

(h)  No Material Adverse Change. Except as otherwise disclosed in the Prospectus, subsequent to the respective dates as of which information is given in the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for regular quarterly dividends publicly announced by the Company or dividends paid to the Company or other subsidiaries, by any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(i)  Independent Accountants. Squar Milner LLP, who has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission or incorporated by reference as a part of the Registration Statement and included in the Prospectus, is, to the Company’s knowledge, after due inquiry, an independent registered public accounting firm as required by the Securities Act and the Exchange Act.

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(j)  Preparation of the Financial Statements. The financial statements filed with the Commission as a part of or incorporated by reference in the Registration Statement and included in the Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified, subject in the case of unaudited financial statements to normal year end annual adjustments. The supporting schedules included in or incorporated in the Registration Statement present fairly the information required to be stated therein. Such financial statements and supporting schedules have been prepared in accordance with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in or incorporated in the Registration Statement.

(k)  XBRL. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(l) Incorporation and Good Standing of the Company and its Subsidiaries. The Company is incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement. Each subsidiary of the Company is organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus. Each of the Company and the subsidiaries is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Except as described in the Prospectus, all of the issued and outstanding equity interests of the subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, with respect to the subsidiary shares owned by the Company, are owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

(m)  Capital Stock Matters. Except as set forth in the Prospectus and Registration Statement, the Common Stock conforms in all material respects to the description thereof contained in the Prospectus. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and, to the Company’s knowledge, have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. Except as set forth on Schedule 4 and except as described in the Prospectus or Registration Statement, there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for any capital stock of the Company or any of its subsidiaries. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Prospectus accurately and fairly presents in all material respects the information required to be shown with respect to such plans, arrangements, options and rights under the Exchange Act or the Securities Act, as applicable.

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(n)  Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Except as disclosed in the Prospectus or Registration Statement, neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Prospectus (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or, require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change or with respect to any consents or waivers which have been obtained as of the date hereof and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Prospectus, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act, or that may be required under applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (“FINRA”) or Exchange.

(o)  No Material Actions or Proceedings. Except as disclosed in the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the Company’s knowledge, is threatened or imminent.

(p)  All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses as currently conducted and described in the Prospectus, other than those the failure to possess or own would not result in a Material Adverse Change, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change.

(q)  Tax Law Compliance. Subject to any permitted extensions, the Company and its consolidated subsidiaries have filed all necessary federal, state and foreign income, property and franchise tax returns (or have properly requested extensions thereof) and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1 (i) above in respect of all federal, state and foreign income, property and franchise taxes for all periods as to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined.

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(r)  Company Not an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and after receipt of payment for the Placement Shares will not be, an “investment company” within the meaning of Investment Company Act.

(s)  Insurance. Except as otherwise described in the Prospectus, each of the Company and its subsidiaries are insured by insurers of recognized financial responsibility with policies in such amounts and with such deductibles and covering such risks as are generally deemed prudent and customary for their respective businesses as currently conducted and described in the Prospectus. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(t)  No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares.

(u)  Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the Prospectus which have not been described as required under the Securities Act.

(v)  Exchange Act Compliance. The documents incorporated or deemed to be incorporated by reference in the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act, and, when read together with the other information in the Prospectus, at the Settlement Dates, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(w)  No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any director, officer, employee or agent of the Company or any subsidiary acting on behalf of the Company or any of its subsidiaries has  taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its controlled affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

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(x)  Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, the knowledge of the Company, threatened.

(y)  Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Office Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Placement Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(z)  Company’s Accounting System. The Company maintains a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) of the General Rules and Regulations under the Exchange Act (the “Exchange Act Rules”)) that complies with the requirements of the Exchange Act and has been designed by its principal executive and principal financial officers, or under their supervision, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(aa)  Disclosure Controls. The Company maintains disclosure controls and procedures (as such is defined in Rule 13a-15(e) of the Exchange Act Rules) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding disclosures. To the extent required by the Exchange Act Rules, the Company has conducted evaluations of the effectiveness of its disclosure controls as required by Rule 13a-15 of the Exchange Act.

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(bb) Compliance with Environmental Laws. Except as otherwise described in the Prospectus, and except as would not, individually or in the aggregate, result in a Material Adverse Change (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

(cc)  Intellectual Property. Except for specific matters described in the Prospectus, the Company and its subsidiaries own, possess or have sufficient rights to use all trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other intellectual property and similar rights, including registrations and applications for registration thereof (collectively, “Intellectual Property Rights”) necessary or material to the conduct of the business now conducted or proposed in the Prospectus to be conducted by them. Except as disclosed in the Prospectus (i) there are no rights of third parties to any of the Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries; (ii) to the Company’s knowledge there is no infringement, misappropriation, breach, or default by any third party of any of the Intellectual Property Rights of the Company or any of its subsidiaries; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the Company’s or any of its subsidiaries’ rights in or to, or the violation of any of the terms of, any of their Intellectual Property Rights; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the validity, enforceability or scope of any Intellectual Property Rights of the Company or any of its subsidiaries; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party that the Company or any of its subsidiaries infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property Rights of any third party; (vi) none of the Intellectual Property Rights used or held for use by the Company or any of its subsidiaries in their businesses has been obtained or is being used or held for use by the Company or any of its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries, and (vii) the Company and its subsidiaries have taken reasonable steps to maintain the confidentiality of all Intellectual Property Rights the value of which to the Company or any subsidiary is contingent upon maintaining the confidentiality thereof, except in each case covered by clauses (i) – (vii) such as would not, if determined adversely to the Company or any of its subsidiaries, individually or in the aggregate, result in a Material Adverse Change.

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(dd) Compliance with Applicable Laws. The Company and the subsidiaries: (A) are and at all times have been in material compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company or the Subsidiaries (“Applicable Laws”), (b) have not received any Form 483 from the FDA, notice of adverse finding, warning letter, or other written correspondence or notice from the FDA, the European Medicines Agency (the “EMA”), or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would, individually or in the aggregate, result in a Material Adverse Effect; (C) possess all material Authorizations and such Authorizations are valid and in full force and effect and neither the Company nor the Subsidiaries is in material violation of any term of any such Authorizations; (D) have not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA, the EMA, or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any Company product, operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA, the EMA, or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding against the Company; (E) have not received notice that the FDA, EMA, or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA, EMA, or any other federal, state, local or foreign governmental or regulatory authority is considering such action; and (F) have filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations except where the failure to file such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments would not result in a Material Adverse Effect, and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

(ee) Clinical Studies. All animal and other preclinical studies and clinical trials conducted by the Company or on behalf of the Company were, and, if still pending are, to the Company’s knowledge, being conducted in all material respects in compliance with all Applicable Laws and in accordance with experimental protocols, procedures and controls generally used by qualified experts in the preclinical study and clinical trials of new drugs and biologics as applied to comparable products to those being developed by the Company; the descriptions of the results of such preclinical studies and clinical trials contained in the Registration Statement and the Prospectus are accurate in all material respects, and, except as set forth in the Registration Statement and the Prospectus, the Company has no knowledge of any other clinical trials or preclinical studies, the results of which reasonably call into question the clinical trial or preclinical study results described or referred to in the Registration Statement and the Prospectus when viewed in the context in which such results are described; and the Company has not received any written notices or correspondence from the FDA, the EMA, or any other domestic or foreign governmental agency requiring the termination or suspension of any preclinical studies or clinical trials conducted by or on behalf of the Company that are described in the Registration Statement and the Prospectus or the results of which are referred to in the Registration Statement and the Prospectus.

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(ff) Compliance Program. The Company has established and administers a compliance program applicable to the Company, to assist the Company and the officers and employees of the Company in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA, the EMA, and any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA or EMA); except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(gg) Listing. The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. The Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act and is listed on the Exchange, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Exchange, nor has the Company received any notification that the Commission or Exchange is contemplating terminating such registration or listing.

(hh)  Brokers. Except for HCW, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(ii)  No Outstanding Loans or Other Indebtedness. Except as described in the Prospectus, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the immediate family members of any of them.

(jj) No Reliance. The Company has not relied upon HCW or legal counsel for HCW for any legal, tax or accounting advice in connection with the offering and sale of the Placement Shares.

(kk) HCW Purchases. The Company acknowledges and agrees that HCW has informed the Company that HCW may, to the extent permitted under the Securities Act, the Exchange Act and this Agreement, purchase and sell shares of Common Stock in the open market for its own account while this Agreement is in effect.

Any certificate signed by an authorized officer of the Company and required to be delivered to HCW under the terms of this Agreement shall be deemed to be a representation and warranty by the Company to HCW as to the matters set forth therein.

The Company acknowledges that HCW and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to HCW will rely upon the accuracy and truthfulness of the foregoing representations, including any representations in any certificate signed by an authorized officer of the Company, and hereby consents to such reliance.

7.   Covenants of the Company. The Company covenants and agrees with HCW that:

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(a)  Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by HCW under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify HCW promptly of the time when any subsequent amendment to the Registration Statement, other than Incorporated Documents or amendments not related to any Placement, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus related to any Placement Shares or for additional information related to any Placement Shares, (ii) the Company will prepare and file with the Commission, promptly upon HCW’s reasonable request, any amendments or supplements to the Registration Statement or Prospectus that, upon the advice of Company’s legal counsel , may be necessary or advisable in connection with the distribution of the Placement Shares by HCW (provided, however, that the failure of HCW to make such request shall not relieve the Company of any obligation or liability hereunder, or affect HCW’s right to rely on the representations and warranties made by the Company in this Agreement and provided, further, that the only remedy HCW shall have with respect to the failure to make such filing shall be to cease making offers and sales of Placement Shares until such amendment or supplement is filed); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Shares or a security convertible into the Placement Shares (other than an Incorporated Document) unless a copy thereof has been submitted to HCW within a reasonable period of time before the filing and HCW has not reasonably objected thereto (provided, however, that (A) the failure of HCW to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect HCW’s right to rely on the representations and warranties made by the Company in this Agreement, and (B) the Company has no obligation to provide HCW any advance copy of such filing or to provide HCW an opportunity to object to such filing if the filing does not name HCW or does not relate to the transaction herein provided, and provided that the only remedy HCW shall have with respect to the failure by the Company to provide HCW with such copy or the filing of such amendment or supplement if required hereby despite HCW’s objection shall be to cease making offers and sales of Placement Shares under this Agreement) and the Company will furnish to HCW at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act.

(b)  Notice of Commission Stop Orders. The Company will advise HCW, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued.

(c)  Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by HCW under the Securities Act with respect to a pending sale of the Placement Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonably efforts to comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates (taking into account any extensions available under the Exchange Act) all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify HCW to suspend the offer and sale of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance; provided, however, that the Company may delay the filing of any amendment or supplement if, in the good faith judgment of the Company, and upon the advice of counsel to the Company, it is in the best interest of the Company to do so.

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(d)  Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by HCW under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the Exchange and to qualify the Placement Shares for sale under the securities laws of such jurisdictions in the United States as HCW reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities or file a general consent to service of process, or subject itself to taxation or the requirement to qualify to do business as foreign corporation in any jurisdiction if not previously required to do so.

(e)  Delivery of Registration Statement and Prospectus. The Company will furnish to HCW and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all Incorporated Documents ) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as HCW may from time to time reasonably request and, at HCW’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to HCW to the extent such document is available on EDGAR.

(f)  Earnings Statement. The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

(g)  Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay all of its own expenses incident to the performance of its obligations under this Agreement, including (i) the preparation and filing, including any fees required by the Commission, and printing (if required by law) of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto and each free writing prospectus, (ii) the printing (if required by law) and delivery to HCW of this Agreement and such other documents as may be required by HCW in connection with the offering, purchase, sale, issuance or delivery of the Placement Shares, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Shares to HCW, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Shares to HCW, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the fees and disbursements of counsel to HCW up to $50,000; (vi) the fees and expenses of the Company’s transfer agent and registrar for the Common Stock, (vii) the filing fees incident to any routine review by FINRA of the terms of the sale of the Placement Shares, (viii) the fees and expenses incurred in connection with the listing of the Placement Shares on the Exchange, and (ix) all trading, execution, settlement, or wiring fees incurred by HCW in connection with the sale of the Placement Shares.

(h) Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds,” as such disclosure may be amended or supplemented from time to time.

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(i) Notice of Other Sales. During the pendency of any Placement Notice, and for 5 Trading Days following the termination of any Placement Notice r, the Company shall provide HCW notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any shares of Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, that such notice shall not be required in connection with the (i) issuance, grant or sale of Common Stock, options to purchase shares of Common Stock or any other equity awards, or Common Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus, employee stock purchase or other stock plan or arrangement described in the Prospectus, (ii) the issuance, grant or sale of Common Stock, or securities convertible into or exercisable for Common Stock, in connection with any joint venture, commercial, strategic or collaborative relationship, or the acquisition or license by the Company of the securities, businesses, property or other assets of another person or entity, (iii) the issuance or sale of Common Stock pursuant to any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to HCW in advance or (iv) any shares of Common Stock issuable upon the exchange, conversion or redemption of securities or the exercise or vesting of warrants, options or other rights in effect or outstanding. Notwithstanding the foregoing provisions, nothing herein shall be construed to restrict the Company’s ability, or require the Company to provide notice to HCW, to file a registration statement under the Securities Act.

(j)  Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company intends to tender a Placement Notice or sell Placement Shares, advise HCW promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to HCW pursuant to this Agreement.

(k)  Due Diligence Cooperation. During the term of this Agreement, the Company will cooperate with any reasonable due diligence review conducted by HCW or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as HCW may reasonably request.

(l)  Required Filings Relating to Placement of Placement Shares. To the extent that the filing of a prospectus supplement with the Commission with respect to a placement of Placement Shares is required under Rule 424(b) under the Securities Act, the Company agrees that on or before such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act, which prospectus supplement will set forth, to the extent required, within the relevant period, the amount of Placement Shares sold through HCW, the Net Proceeds to the Company and the compensation payable by the Company to HCW with respect to such Placement Shares (provided that the Company may satisfy its obligations under this Section 7(l)(i) by making a filing in accordance with the Exchange Act with respect to such required information), and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

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(m)  Representation Dates; Certificate. On or prior to the First Delivery Date and each time the Company (i) amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(l) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not the filing of Incorporated Documents; (ii) files an annual report on Form 10-K under the Exchange Act; (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a current report on Form 8-K under the Exchange Act containing amended audited financial information (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 under the Exchange Act) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company shall furnish HCW with a certificate, in the form attached hereto as Exhibit 7(m) within five (5) Trading Days of any Representation Date if requested by HCW. The requirement to provide a certificate under this Section 7(m) shall be automatically waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date, including for purposes of Sections 7(n) and 7(o) hereof) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide HCW with a certificate under this Section 7(m), then before the Company delivers the Placement Notice or HCW sells any Placement Shares, the Company shall provide HCW with a certificate, in the form attached hereto as Exhibit 7(m), dated the date of the Placement Notice.

(n)  Legal Opinion. (i) On or prior to the First Delivery Date, the Company shall cause to be furnished to HCW a written opinion and a negative assurance letter of Raines Feldman LLP, or other counsel reasonably satisfactory to HCW (“Company Counsel”), in form and substance reasonably satisfactory to HCW and its counsel, dated the date that such opinion and negative assurance letter are required to be delivered (the “Opinion Date”) and (ii) within the later of (A) five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(m) (to the extent that no waiver is in effect), and (B) the date a Placement Notice is first delivered by the Company following a Representation Date, but in any event not more than once per calendar quarter, the Company shall cause to be furnished to HCW a negative assurance letter of Company Counsel, in form and substance reasonably satisfactory to HCW and its counsel, dated the date of delivery of such negative assurance letter, substantially similar to the forms attached hereto as Exhibit 7(n)(i) (solely with respect to the opinion and negative assurance letter to be delivered on or prior to the First Delivery Date) and Exhibit 7(n)(ii) (for negative assurance letters to be delivered in connection with subsequent Representation Dates), respectively, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of a negative assurance letter for subsequent Representation Dates, counsel may furnish HCW with a letter (a “Reliance Letter”) to the effect that HCW may rely on a prior negative assurance letter delivered under this Section 7(n) to the same extent as if it were dated the date of such Reliance Letter (except that statements in such prior negative assurance letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of the date of such Reliance Letter).

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(o)  Comfort Letter. On or prior to the First Delivery Date and within five (5) Trading Days of each subsequent Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(m) (to the extent that no waiver is in effect), other than pursuant to Section 7(m)(iii), the Company shall cause its independent accountants to furnish HCW letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, in form and substance reasonably satisfactory to HCW, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(p)  Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares or (ii) sell, bid for, or purchase the Placement Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Shares other than HCW; provided, however, that the Company may bid for and purchase shares of its Common Stock in accordance with Rule 10b-18 under the Exchange Act.

(q)  Insurance. The Company and its subsidiaries shall maintain, or cause to be maintained, insurance in such amounts and covering such risks as is reasonable and customary for the business for which it is engaged.

(r)  Compliance with Laws. The Company and each of its subsidiaries (i) will use commercially reasonable efforts to maintain, or cause to be maintained, all material environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct their businesses as described in the Prospectus, and (ii) shall conduct their businesses, or cause their businesses to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable environmental laws, except where the failure to maintain or be in compliance with such permits, licenses and authorizations with respect to clauses (i) and/or (ii) could not reasonably be expected to result in a Material Adverse Change.

(s)  Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor its subsidiaries will be or become, at any time during the pendency of this Agreement, an “investment company,” as such term is defined in the Investment Company Act, assuming no change in the Commission’s current interpretation as to entities that are not considered an investment company.

(t)  Securities Act and Exchange Act. The Company will use its best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(u)  No Offer to Sell. Other than any free writing prospectus (as defined in Rule 405 under the Securities Act) approved in advance by the Company and HCW in its capacity as principal or agent hereunder, neither HCW nor the Company (including its agents and representatives, other than HCW in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the Securities Act), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Shares hereunder.

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(v)  Sarbanes-Oxley Act. The Company and its subsidiaries will use their best efforts to comply with all effective provisions of the Sarbanes-Oxley Act applicable to the Company.

8.   Conditions to HCW’s Obligations. The obligations of HCW hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by HCW of a due diligence review satisfactory to HCW in its reasonable judgment, and to the continuing satisfaction (or waiver by HCW in its sole discretion) of the following additional conditions:

(a)  Registration Statement Effective. The Registration Statement shall be effective and shall be available for the sale of all Placement Shares contemplated to be issued under this Agreement.

(b)  No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus, which filings or submissions have not, as of the time of a Placement, been made and deemed effective; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification from the Commission or any other federal or state governmental authority with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any U.S. jurisdiction or the initiation of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material Incorporated Document untrue in any material respect or that requires the making of any changes in the Registration Statement, the related Prospectus or such Incorporated Document so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, that in the case of the Prospectus or any Incorporated Document, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, which changes have not, as of the time of a Placement, been made and deemed effective.

(c)  No Misstatement or Material Omission. HCW shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in HCW’s reasonable opinion is material, or omits to state a fact that in HCW’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d)  Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any Material Adverse Change or any development since the date of this Agreement that could reasonably be expected to result in a Material Adverse Change.

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(e)  Company Counsel Legal Opinion. HCW shall have received the opinion and negative assurance letters or Reliance Letters of Company Counsel required to be delivered pursuant to Section 7(n) on or before the date on which such delivery of such opinion and negative assurance letter is required pursuant to Section 7(n).

(f)  Information for HCW Counsel Legal Opinion. The Company shall have furnished to HCW Counsel such documents as HCW may reasonably request for enabling such HCW Counsel to deliver to HCW such opinion or opinions as to matters that HCW may reasonably request.

(g)  Comfort Letter. HCW shall have received the Comfort Letter required to be delivered pursuant to Section 7(o) on or before the date on which such delivery of such Comfort Letter is required pursuant to Section 7(o).

(h)  Representation Certificate. HCW shall have received the certificate required to be delivered pursuant to Section 7(m) on or before the date on which delivery of such certificate is required pursuant to Section 7(m).

(i)  Secretary’s Certificate. On or prior to the First Delivery Date, HCW shall have received a certificate, signed on behalf of the Company by its corporate Secretary, in form and substance satisfactory to HCW and its counsel.

(j)  No Suspension. Trading in the Common Stock shall not have been suspended on Exchange.

(k)  Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(m), the Company shall have furnished to HCW such appropriate further information, certificates and documents as HCW may have reasonably requested in furtherance of the transactions contemplated hereby, in form and substance reasonably satisfactory to HCW and its counsel.

(l)  Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(m)  Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the Exchange, subject only to notice of issuance, or (ii) the Company shall have filed an notification of listing of additional shares with respect to the Placement Shares on Exchange at, or prior to, the issuance of any Placement Notice.

(n)  No Termination Event. There shall not have occurred any event that would permit HCW to terminate this Agreement pursuant to Section 11(a).

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9.   Indemnification and Contribution.

(a)  (i) Company Indemnification. The Company agrees to indemnify and hold harmless HCW, the directors, officers, partners, employees and agents of HCW and each person, if any, who (A) controls HCW within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (B) is controlled by or is under common control with HCW (a “HCW Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which HCW, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any related free writing prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to HCW and furnished to the Company in writing by HCW expressly for use in the Registration Statement (or any amendment thereto), the Prospectus (or any amendment thereto) or any related free writing prospectus. This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(ii) HCW Indemnification. HCW agrees to indemnify and hold harmless the Company and its directors and each officer of the Company that signed the Registration Statement, and each person, if any, who (A) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (B) is controlled by or is under common control with the Company against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) or in any related free writing prospectus in reliance upon and in conformity with information relating to HCW and furnished to the Company in writing by HCW expressly for use therein.

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(b)  Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict of interest exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, reasonable and documented out of pocket disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such reasonable and documented out of pocket disbursements and other charges will be reimbursed by the indemnifying party promptly following the indemnifying party’s receipt of reasonably detailed documentation with respect to such fees, disbursements and other charges. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding and (ii) does not include any statement or admission as to fault, culpability or a failure to act on the part of any indemnified party.

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(c)  Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or HCW, the Company and HCW will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than HCW, such as persons who control the Company within the meaning of the Securities Act or the Exchange Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company and HCW may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and HCW on the other hand. The relative benefits received by the Company on the one hand and HCW on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by HCW (before deducting expenses) from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and HCW, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or HCW, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and HCW agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), HCW shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of HCW, will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

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10.   Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of HCW, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11.   Termination.

(a)  HCW shall have the right by giving written notice as hereinafter specified at any time to terminate this Agreement if (i) since the date of this Agreement any Material Adverse Change, or any development that would reasonably be expected to result in a Material Adverse Change has occurred that, in the reasonable judgment of HCW, may materially impair the ability of HCW to sell the Placement Shares hereunder, (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder (through no fault of HCW); provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(m), 7(n), or 7(o), HCW’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; (iii) any other condition of HCW’s obligations hereunder is not fulfilled by the Company; or (iv) if trading in the Common Stock has been suspended or limited by the Commission or the Exchange, or if trading generally on the Exchange has been suspended or limited. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g) (Expenses), Section 9 (Indemnification and Contribution), Section 10 (Representations and Agreements to Survive Delivery), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination. If HCW elects to terminate this Agreement as provided in this Section 11(a), HCW shall provide the required written notice as specified in Section 12 (Notices).

(b)  The Company shall have the right, by giving five (5) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c)  HCW shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d)  Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through HCW on the terms and subject to the conditions set forth herein; provided that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

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(e)  This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(g), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(f)  Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by HCW or the Company, as the case may be; and provided further that HCW shall suspend any ongoing Placement as soon as practicable following receipt of the notice of termination (and in any event by the close of business on the date of receipt). If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to HCW, shall be delivered to HCW at H.C. Wainwright & Co. LLC, 430 Park Avenue, New York, NY 10022, email atm@hcwco.com, Attention: Head of Investment Banking with a copy to Duane Morris LLP, 1037 Raymond Boulevard, Newark, NJ 07102, attention: Dean M. Colucci, e-mail dmcolucci@duanemorris.com; or if sent to the Company, shall be delivered to Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123, attention: James Frakes, Chief Financial Officer, e-mail: jfrakes@aethlonmedical.com , with a copy (which shall not constitute notice) to Raines Feldman LLP, 9720 Wilshire Blvd., Fifth Floor, Beverly Hills, CA 90212, attention: Jennifer A. Post, Esq. e-mail: jpost@raineslaw.com . Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally, by email or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day (as defined below), or, if such day is not a Business Day on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier, (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid) and (iv) if sent by e-mail, on the Business Day on which receipt is confirmed by the individual to whom the notice is sent, other than via auto-reply. For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purpose of this Section 11 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed to be received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a non-electronic form (“Non-electronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Non-electronic Notice.

12.   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and HCW and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

13.   Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend, share consolidation or similar event effected with respect to the Common Stock occurring after the date hereof.

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14.   Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and HCW. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

15.   Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

16.   Waiver of Jury Trial. The Company and HCW each hereby irrevocably waive, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

17.   Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a)  HCW has been retained solely to act as sales agent in connection with the sale of the Placement Shares and that no fiduciary relationship between the Company and HCW has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether HCW has advised or is advising the Company on other matters;

(b)  the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

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(c)  the Company has been advised that HCW and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that HCW has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)  the Company waives, to the fullest extent permitted by law, any claims it may have against HCW, for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Shares under this Agreement, and agrees that HCW shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary claim.

18.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile or other electronic transmission.

[Remainder of Page Intentionally Blank]

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If the foregoing correctly sets forth the understanding between the Company and HCW, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and HCW.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Head of Investment Banking

ACCEPTED as of the date
first-above written:

AETHLON MEDICAL, INC.

By:	/s/ James B. Frakes
Name:	James B. Frakes
Title:	Chief Financial Officer

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SCHEDULE 1

form of PLACEMENT NOTICE

From:	Aethlon Medical, Inc.
To:	H.C. Wainwright & Co., LLC
Subject:	At the Market Offering—Placement Notice
Date:	_______________, 20___

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Sales Agreement between Aethlon Medical, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“HCW”) dated June 28, 2016 (the “Agreement”), I hereby request on behalf of the Company that HCW sell up to [ ] shares of the Company’s common stock, par value $0.001 per share, at a minimum market price of $_______ per share. Sales should begin on the date of this Notice and shall continue until [DATE] [all shares are sold][the aggregate sales price of the shares reaches $[ ]].

[Add calculation of fees, commissions and expenses]

SCHEDULE 2

Notice Parties

The Company

James Joyce	jj@aethlonmedical.com

James Frakes	jfrakes@aethlonmedical.com

HCW

Michael Vasinkevich	mv@hcwco.com

Craig Schwabe	cs@hcwco.com

Peter Fry	pfry@hcwco.com

Charles Worthman	csworthman@hcwco.com

Norman Yun	nyun@hcwco.com

With a copy to atm@hcwco.com

SCHEDULE 3

Compensation

HCW shall be paid compensation equal to 3.0% of the gross proceeds from the sales of Placement Shares pursuant to the terms of this Agreement.

SCHEDULE 4

Section 6(b):

Documents required to be filed as exhibits to 10-K:

Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis dated September 27, 2010

Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis dated July 1, 2013

Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis dated June 6, 2014

Amendment No. 1 to Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis dated December 15, 2008

Amendment No. 1 to Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis dated September 27, 2010

Amendment No. 1 to Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis dated July 1, 2013

Amendment No. 1 to Stock Option Agreement by and between Aethlon Medical, Inc. and Richard Tullis dated June 6, 2014

Section 6(m)

November 26, 2014 Investment Transaction.

On November 26, 2014, the Company and certain investors entered into a Securities Purchase Agreement (the “November SPA”) whereby the Company issued and sold to the Investors shares of the Company’s Common Stock and warrants to purchase shares of Common Stock.

Section 7.14 of the November SPA provides the investors with a right of participation in offerings of securities by the Company that occur subsequent to the November SPA. This participation right may be triggered by the Common Stock Sales Agreement. The Company has obtained a waiver of these participation rights from the investors in connection with the Common Stock Sales Agreement.

Section 7.9(b) of the November SPA provides for restrictions on certain types of capital raising programs which may include the transactions contemplated by the Common Stock Sales Agreement. The Company has obtained a waiver of this restriction and the consent of the investors to enter into the Common Stock Sales Agreement.

June 23, 2015 Investment Transaction.

On June 23, 2015, the Company and certain investors entered into a Securities Purchase Agreement (the “June SPA”) whereby the Company issued and sold to the Investors shares of the Company’s Common Stock and warrants to purchase shares of Common Stock.

Section 7.14 of the June SPA provides the investors with a right of participation in offerings of securities by the Company that occur subsequent to the June SPA. This participation right may be triggered by the Common Stock Sales Agreement. The Company has obtained a waiver of these participation rights from the requisite investors in connection with the Common Stock Sales Agreement.

Section 7.9(b) of the June SPA provides for restrictions on certain types of capital raising programs which may include the transactions contemplated by the Common Stock Sales Agreement. The Company has obtained a waiver of this restriction and the consent of the requisite investors to enter into the Common Stock Sales Agreement.

Section 7.9(e) of the June SPA requires the consent of the investors prior to the issuance by the Company of Common Stock or securities convertible into, exchangeable for, or exercisable for Common Stock, at price per share below $6.30. The Company has obtained a waiver of this restriction and the consent of the requisite investors to enter into the Common Stock Sales Agreement which may facilitate sales of Common Stock below $6.30 per share.

Exhibit 7(m)

OFFICER CERTIFICATE

The undersigned, the duly qualified and elected _______________________ of Aethlon Medical, Inc. (“Company”), a Nevada corporation, does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(m) of the Sales Agreement dated June 28, 2016 (the “Sales Agreement”) between the Company and H.C. Wainwright & Co., LLC, that to the best of the knowledge of the undersigned:

(i) The representations and warranties of the Company in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Change, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct, in as of such date; and

(ii) The Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Sales Agreement.

AETHLON MEDICAL, INC.

By:

Name:

Title:

Date:

Exhibit 10.2

CONSENT AND WAIVER

This CONSENT AND WAIVER is entered into as of June __, 2016, by and between Aethlon Medical, Inc., a Nevada corporation (the “Company”) and the undersigned investor (the “Investor”), which is one of several investors set forth on the signature pages affixed to that certain Securities Purchase Agreement between the Company and the Investors, dated June 23, 2015, as amended (the “SPA”; all capitalized terms used and not defined herein are used as defined in the SPA).

RECITALS:

WHEREAS, the Company and the Investors entered into the SPA whereby the Company issued and sold to the Investors shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase shares of Common Stock (the “Warrants”);

WHEREAS, the Company and each of Alpha Capital Anstalt (“Alpha”) and Osher Capital Partners LLC (“Osher”) entered into that certain Subscription Agreement dated November 6, 2014, as amended (the “Subscription Agreement”) pursuant to which the Company issued to Alpha and Osher the Notes and the Warrants (each as defined in the Subscription Agreement);

WHEREAS, the Company and each of Alpha and Osher desires to enter into an Amendment dated on or about the date hereof in the form attached hereto as Exhibit A (the “Amendment”);

WHEREAS, as set forth in the Amendment, the Notes and Warrants will be amended to modify the Conversion Price of the Notes and the Purchase Price of the Warrants held by Alpha and by Osher, and the Company will issue new warrants (the “New Warrants”) to purchase Common Stock to Alpha and Osher, as further described in the Amendment;

WHEREAS, the Company and each of Empery Asset Management, Empery Tax Efficient, LP and Empery Tax Efficient II, LP (the “2014 Empery Investors”) entered into a securities purchase agreement whereby the Company issued and sold to the 2014 Empery Investors shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase shares of Common Stock (the “Empery Warrants”);

WHEREAS, in consideration for the Empery Investors consenting to the Amendment, the Company has agreed to reduce the per share Exercise Price for the Empery Warrants to $5.00 (the “Empery Warrant Exercise Price Reduction”);

WHEREAS, pursuant to Section 7.9(e) of the SPA, from the date of the SPA until the earlier of (i) the two-year anniversary of the Closing Date and (ii) the date upon which the Major Investors hold 20% or less of the Securities purchased under the SPA, the Company shall be prohibited from effecting or entering into any transaction, without the consent of the Required Investors, for the issuance of Common Stock (or Common Stock Equivalents) at a per share price of Common Stock less than $6.30 (subject to equitable adjustment as set forth in SPA);

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WHEREAS, the Company has requested, and the undersigned wishes to grant its consent under Section 7.9(e) of the SPA, to the terms of the Amendment;

WHEREAS, in addition, the Company is requesting the waiver of the participation rights of the Major Investors set forth under Section 7.14(a) and Section 7.14(b) of the SPA, which provides each Major Investor with a right of participation in a Subsequent Placement, which, as defined, may include the transactions to be taken under the Amendment and the Empery Warrant Exercise Price Reduction (the “Participation Rights”);

WHEREAS, the Company desires to enter into an “at the market” Common Stock Sales Agreement (the “ATM Agreement”) with H.C. Wainwright & Co. LLC and its affiliates pursuant to which the Company may issue and sell shares of its Common Stock (the “ATM Shares”);

WHEREAS, the Company is requesting the waiver of the participation rights of the Investors set forth under Section 7.14(a) and Section 7.14(b) of the SPA, which provides each Investor with a right of participation in a Subsequent Placement, which, as defined, would include the ATM Agreement and the transactions contemplated thereby (the “ATM Participation Rights”);

WHEREAS, in addition, the Company is requesting consent to enter into the ATM Agreement under Section 7.9(b) of the SPA, which provides for restrictions on various capital raising programs which the Company may enter into which could include the ATM Agreement and the transactions contemplated thereby and under Section 7.9(e) regarding pricing of shares under $6.30 per share (the “Transaction Restrictions”);

WHEREAS, the undersigned wishes to provide a waiver of the Participation Rights and Transaction Restrictions described above; and

WHEREAS, the undersigned desires to grant the consent and provide the waiver on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Investor and the Company hereby agree as follows:

1.	Consent to Amendment. The undersigned does hereby grant consent (the “Consent”) under Section 7.9(e) of the SPA to the Company to enter into and perform the Amendment and the Empery Warrant Exercise Price Reduction. This Consent is an irrevocable continuing Consent with respect to the transactions contemplated by the Amendment and shall become automatically effective upon the receipt by the Company of Consents from one or more other Investors, which together constitute consent from the Required Investors. The undersigned further agrees that no further consent(s) will be required upon the issuance of the Common Stock in connection with the conversion of the Notes, or the exercise of the Warrants, the New Warrants or the Empery Warrants.

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2.	Waiver of Right of Participation. The undersigned does hereby waive under Section 9.6 of the SPA (the “Waiver”) the Participation Right of the Investor under Section 7.14 of the SPA (including Sections 7.14(a) and (b) thereunder) with respect to the transactions contemplated by the Amendment and the Empery Warrant Exercise Price Reduction. This Waiver is an irrevocable continuing Waiver with respect to the transactions contemplated by the Amendment. The undersigned further agrees that no further waiver(s) will be required upon the issuance of the Common Stock in connection with the conversion of the Notes, or the exercise of the Warrants, the New Warrants or the Empery Warrants.

3.	Waiver of Right of Participation. The undersigned, does hereby waive under Section 9.6 of the SPA, (the “Waiver”) the Participation Right of the Investor under Section 7.14 of the SPA (including Sections 7.14(a) and (b) thereunder) with respect to (i) any and all sales of ATM Shares under the ATM Agreement and (ii) the transactions contemplated by the Amendment. This Waiver is an irrevocable continuing Waiver with respect to the issuance and sale of the ATM Shares, at any time and from time to time, for so long as the ATM Agreement shall be in effect, including any extensions, modifications, or renewals thereof. This Waiver is an irrevocable continuing Waiver with respect to the transactions contemplated by the Amendment. The undersigned further agrees that no further waiver(s) will be required upon the issuance of the Common Stock in connection with the conversion of the Notes, or the exercise of the Warrants or the New Warrants, all after giving effect to the Amendment.

4.	Consent to ATM Agreement under Section 7.9(b). The undersigned does hereby grant consent under Section 7.9(b) of the SPA to the Company to enter into the ATM Agreement and perform its obligations thereunder. The undersigned also does hereby grant consent under Section 7.9(e) of the SPA to the Company to offer and sell shares of its Common Stock under the ATM Agreement at a per share price less than $6.30. and shall become automatically effective upon the receipt by the Company of Consents from one or more other Investors, which together constitute consent from the Required Investors.

5.	Except as expressly set forth herein, this Consent and Waiver shall not be deemed to create any other waiver, consent, modification or amendment to the SPA or any other Transaction Documents contemplated thereby, and the SPA and such other Transaction Documents remain in full force and effect as originally written, and previously amended, if amended at all.

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6.	Effectiveness of Consent and Waiver. This Consent and Waiver shall only be effective upon the execution and delivery of this Consent and Waiver and the execution and delivery of substantially identical waivers by the Required Investors.

7.	Disclosure. On or before 8:30 a.m., New York City time, on June __, 2016, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Amendment and the other substantially identical Amendments signed by other Investors in the form required by the 1934 Act and attaching the form of waiver as an exhibit to such filing ((including all attachments), the "8-K Filing"). From and after the issuance of the 8-K Filing, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents that is not disclosed in the 8-K Filing. In addition, effective upon the issuance of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Investor or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide any Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Investor. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

8.	Independent Nature of Investor Obligations and Rights. The obligations of the Investor under this Consent and Waiver are several and not joint with the obligations of any other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any other Investor under any other Consent and Waiver. Nothing contained herein or in any other Consent and Waiver, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Consent and Waiver or any other Consent and Waiver and the Company acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Consent and Waiver or any other Consent and Waiver. The Company and the Investor each confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Consent and Waiver or, any other Consent and Waiver, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

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9.	No Third Party Beneficiaries. This Consent and Waiver is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.	Amendments. No provision of this Consent and Waiver may be amended other than by an instrument in writing signed by the Company and the Required Investors.

11.	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Consent and Waiver and the consummation of the transactions contemplated hereby.

12.	Notice. Whenever notice is required to be given under this Consent and Waiver, unless otherwise provided herein, such notice shall be given in accordance with Section 9.4 of the SPA.

13.	Successors and Assigns. This Waiver shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

REMAINDER OF PAGE INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the undersigned has caused this Consent and Waiver to be executed as of the date first above written.

______________________

By:____________________

Name:

Title:

6

AGREED AND ACCEPTED:

AETHLON MEDICAL, INC.

By:   James B. Frakes

Name: James B. Frakes

Title: Chief Financial Officer

Attachments: Exhibit A (Form of Amendment)

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Exhibit A

Amendment

8

Exhibit 99.1

AETHLON MEDICAL JOINS RUSSELL MICROCAP® INDEX

SAN DIEGO, June 27, 2016 - Aethlon Medical, Inc. (Nasdaq: AEMD), announced today that it has been added to the Russell Microcap Index. The annual reconstitution of Russell U.S. Indexes became effective with the opening of the U.S. markets for trading today.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“Our inclusion in the Russell Microcap® Index further expands our public market stature since listing on Nasdaq less than a year ago. As a result of this inclusion, we anticipate that the awareness of our immunotherapeutic technology to combat infectious disease and cancer will increase among the institutional investor community,” stated Aethlon chairman and CEO, Jim Joyce.

Indexes provided by FTSE Russell, a leading global index provider, are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are benchmarked against the Russell US Indexes.

For more information on the Russell Microcap® Index and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Aethlon Medical

Aethlon Medical (Nasdaq:AEMD) is a leading developer of immunotherapeutic technologies to combat infectious disease and cancer. To augment the body's natural immune defenses, the Aethlon Hemopurifier® eliminates life-threatening disease targets that are often shielded from the immune system and not well addressed by traditional drug therapies. The technology captures circulating viruses, bacterial toxins and cancer promoting exosomes through affinity attachment to a unique structure that cloaks these targets from immune detection. At present, the Hemopurifier® is being advanced under an FDA approved clinical study. Aethlon is also the majority owner of Exosome Sciences, Inc., a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Additional information can be found online at www.AethlonMedical.com or you can connect with us on Twitter, LinkedIn, Facebook and Google+.

About FTSE Russell

FTSE Russell is a global index leader and data provider that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance, and embraces the IOSCO principles. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

Contacts:

Mike Smargiassi/Brad Edwards

Brainerd Communicators, Inc

212-986-6667

smarg@braincomm.com